Exhibit 99.1

IFMI REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Second Quarter Adjusted Operating Income of $1.0 Million or $0.05 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, July 30, 2015 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for its second quarter ended June 30, 2015.

•	Adjusted operating income was $1.0 million, or $0.05 per diluted share, for the three months ended June 30, 2015, compared to adjusted operating income of $1.1 million, or $0.05 per diluted share, for the three months ended March 31, 2015, and adjusted operating income of $2.0 million, or $0.10 per diluted share, for the three months ended June 30, 2014. Adjusted operating income was $2.0 million, or $0.10 per diluted share, for the six months ended June 30, 2015, compared to $1.3 million, or $0.06 per diluted share, for the six months ended June 30, 2014. Adjusted operating income is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

•	Revenue was $11.1 million for the three months ended June 30, 2015, compared to $12.8 million for the three months ended March 31, 2015, and $14.2 million for the three months ended June 30, 2014. Revenue was $23.8 million for the six months ended June 30, 2015, compared to revenue of $27.4 million for the six months ended June 30, 2014.

•	Total operating expenses were $10.5 million for the quarter ended June 30, 2015, compared to $12.5 million for the quarter ended March 31, 2015, and $15.9 million for the quarter ended June 30, 2014; representing decreases of 16% and 34%, respectively. Total operating expenses were $23.1 million for the six months ended June 30, 2015, compared to $30.8 million for the six months ended June 30, 2014; representing a decrease of 25%.

•	Compensation as a percentage of revenue was 56% for the three months ended June 30, 2015, compared to 59% for the three months ended March 31, 2015, and 53% for the three months ended June 30, 2014. Compensation as a percentage of revenue was 58% for the six months ended June 30, 2015, compared to 57% for the six months ended June 30, 2014. The number of IFMI employees was 101 as of June 30, 2015, compared to 104 as of March 31, 2015, and 121 as of June 30, 2014.

•	Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $4.2 million for the three months ended June 30, 2015, compared to $4.7 million for the three months ended March 31, 2015, and $4.9 million for the three months ended June 30, 2014; representing decreases of 11% and 16%, respectively. Non-compensation operating costs, excluding depreciation and amortization and impairment of goodwill, were $8.9 million for the six months ended June 30, 2015, compared to $11.5 million for the six months ended June 30, 2014; representing a decrease of 23%.

Lester Brafman, Chief Executive Officer of IFMI, said, “We are pleased that we were able to generate $1.0 million of adjusted operating income in the quarter. We have resized our domestic broker-dealer platform and are focusing on building out the best-performing units to take advantage of operating leverage going forward. We are especially pleased with the performance of our mortgage group, which offers a range of solutions for middle market mortgage originators allowing them to enhance their mortgage pipeline execution and overall profitability. We hope to grow this business more in the quarters to come. Looking ahead, we remain focused on executing our strategic plan and continuing to pay a quarterly dividend.”

Capital Markets Revenue

Net trading revenue was $6.7 million for the three months ended June 30, 2015, compared to $7.3 million for the three months ended March 31, 2015, and $6.6 million for the three months ended June 30, 2014. The decrease from prior quarter was primarily due to less trading revenue from the Company’s corporate and municipal groups, partially offset by more trading revenue from the Company’s mortgage and SBA groups. Net trading revenue was $14.0 million for the six months ended June 30, 2015, compared to $13.5 million for the six months ended June 30, 2014. The increase from prior year was primarily due to an increase in revenue from the Company’s mortgage group.

New issue and advisory revenue was $0.7 million for the three months ended June 30, 2015, compared to $1.5 million for the three months ended March 31, 2015, and $2.4 million for the three months ended June 30, 2014. New issue and advisory revenue was $2.1 million for the six months ended June 30, 2015, compared to $2.7 million for the six months ended June 30, 2014. New issue and advisory revenue has been, and will continue to be, volatile as it is dependent on a limited number of engagements and is only recognized when an underlying transaction closes.

Principal Transactions Revenue

As of June 30, 2015, the Company’s principal investing portfolio had an aggregate fair value of $20.8 million, including investments in eight CLOs with an aggregate fair value of $16.2 million, 141,944 shares of Tiptree with a fair value of $1.0 million, and our investments in EuroDekania with an aggregate fair value of $2.9 million.

Principal transactions revenue was $0.6 million for the three months ended June 30, 2015, compared to $0.4 million for the three months ended March 31, 2015, and $1.2 million for the three months ended June 30, 2014. The increase from the prior quarter was primarily the result of increased revenue recognized from the Company’s investment in Tiptree, partially offset by decreased revenue from the Company’s investments in CLOs and EuroDekania. The decrease from the prior year quarter was primarily the result of decreased revenue recognized from the Company’s investments in EuroDekania, Tiptree, and CLOs. Principal transactions revenue was $1.0 million for the six months ended June 30, 2015, compared to $2.2 million for the six months ended June 30, 2014. The decrease from the prior year period was primarily the result of decreased revenue recognized from the Company’s investments in EuroDekania and Tiptree, partially offset by revenue recognized from the Company’s CLO portfolio. During the second quarter of 2015, the Company sold two of its investments in CLOs resulting in proceeds of $3.4 million and 164,600 shares of Tiptree resulting in proceeds of $1.1 million.

Asset Management Revenue

Asset management revenue was $2.3 million for the three months ended June 30, 2015, compared to $2.3 million for the three months ended March 31, 2015, and $3.2 million for the three months ended June 30, 2014. Asset management revenue was $4.6 million for the six months ended June 30, 2015, compared to $7.3 million for the six months ended June 30, 2014. The decrease from the prior year periods was primarily the result of the successful auction and redemption of two of the Company’s managed CDOs, and the transfer of several collateral management agreements for the Company’s legacy ABS-CDOs in 2014, which reduced CDO asset management fees. In addition, the decrease from the prior year periods was also due to incentive fees in the Company’s European separate account business in 2014, which did not recur in 2015, as well as the reduction in the Euro currency rate, which was significantly lower in 2015 as compared to 2014 and impacted the amount of CDO asset management fees recorded from the four European CDOs/CLOs that the Company manages.

Other Revenue

Other revenue was $0.8 million for the three months ended June 30, 2015, compared to $1.3 million for the three months ended March 31, 2015, and $0.8 million for the three months ended June 30, 2014. Other revenue was $2.1 million for the six months ended June 30, 2015, compared to $1.7 million for the six months ended June 30, 2014. The variation across the periods presented was primarily the result of changes in the revenue share payments related to the sale of the Star Asia Group in February 2014, which fluctuated due to the amount of incentive fees received during certain periods.

Total Equity and Dividend Declaration

•	At June 30, 2015, total equity was $55.1 million, as compared to $56.5 million as of December 31, 2014.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on August 28, 2015, to stockholders of record on August 14, 2015.

Strategic Transaction: Sale of European Operations

As previously announced, the Company has entered into a definitive agreement to sell its European operations to C&Co Europe Acquisition LLC, an entity controlled by Daniel G. Cohen, President and Chief Executive of IFMI’s European operations and Vice Chairman of IFMI’s Board of Directors, for approximately $8.7 million. The transaction is subject to customary closing conditions and regulatory approval from the United Kingdom Financial Conduct Authority. In order to provide more time to complete the regulatory approval process, the Company twice extended the deadline for the closing of the transaction from March 31 to June 30, and then to December 31, 2015. In connection with the second extension, the parties to the definitive agreement agreed that if the transaction is terminated in accordance with its terms, then (i) Mr. Cohen will pay $0.6 million in respect of a portion of the legal and financial advisory fees and expenses incurred by the Company and the Special Committee in connection with the transactions contemplated by the definitive agreement and (ii) an amendment to Mr. Cohen’s employment agreement will provide that if Mr. Cohen’s employment is terminated by the Company without cause or by Mr. Cohen for good reason (both as defined in Mr. Cohen’s employment agreement), the Company will pay Mr. Cohen a maximum of $1.0 million as a severance benefit. Currently, Mr. Cohen’s employment agreement provides that in the event of such termination, the Company will pay Mr. Cohen a minimum of $3.0 million as a severance benefit.

Upon the closing of the transaction, Mr. Cohen will resign as an officer from IFMI and will receive no termination compensation related to his resignation. Mr. Cohen will remain Vice Chairman of the IFMI Board of Directors and IFMI’s largest shareholder.

The European asset management business to be sold includes management agreements for the Dekania Europe I, II, and III CDOs and the management agreements for several European managed accounts. As of June 30, 2015, these European assets under management totaled approximately $790.8 million, which represented 20% of the Company’s total AUM. Although the manager of Munda CLO I will be part of the transferred business, the Munda CLO I management agreement will be held in trust for the benefit of IFMI. As of June 30, 2015, the Munda CLO I assets under management totaled approximately $589.4 million, which represented 15% of the Company’s total AUM. The European capital markets business consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through the Company’s subsidiary, Cohen & Company Financial Limited.

The combined European business to be sold, excluding Munda CLO I revenue and expenses, accounted for approximately $2.7 million of revenue, $1.7 million of operating loss, and $1.6 million of adjusted operating loss for the six months ended June 30, 2015, and approximately negative $0.8 million of net assets as of June 30, 2015.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 96696122, or request the IFMI earnings call. A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 96696122.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s operating segments are Principal Investing, Capital Markets, and Asset Management. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has developed to encompass certain non-sponsored vehicles utilizing IFMI’s expertise in structured products. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of June 30, 2015, IFMI managed approximately $4.0 billion in credit-related fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income and adjusted operating income per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, and (l) an inability to close or further delays in the closing of the sale of our European operations, which is conditioned upon a number of events and approvals. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/15	3/31/15	6/30/14	6/30/15	6/30/14
Revenues
Net trading	$6,742	$7,271	$6,620	$14,013	$13,549
Asset management	2,260	2,298	3,194	4,558	7,263
New issue and advisory	651	1,498	2,388	2,149	2,718
Principal transactions	580	399	1,216	978	2,168
Other revenue	818	1,328	817	2,147	1,724

Total revenues	11,051	12,794	14,235	23,845	27,422

Operating expenses
Compensation and benefits	6,151	7,588	7,568	13,739	15,538
Business development, occupancy, equipment	824	818	979	1,642	2,037
Subscriptions, clearing, and execution	1,498	1,848	2,052	3,346	4,251
Professional services and other operating	1,840	2,025	1,908	3,865	5,229
Depreciation and amortization	227	234	267	461	598
Impairment of goodwill	—	—	3,121	—	3,121

Total operating expenses	10,540	12,513	15,895	23,053	30,774

Operating income (loss)	511	281	(1,660)	792	(3,352)

Non-operating income (expense)
Interest expense	(991)	(976)	(1,109)	(1,967)	(2,238)
Other non-operating income (expense)	—	—	—	—	—
Gain on repurchase of debt
Income from equity method affiliates	—	—	1	—	27

Income (loss) before income taxes	(480)	(695)	(2,768)	(1,175)	(5,563)
Income tax expense (benefit)	(15)	61	89	46	99

Net income (loss)	(465)	(756)	(2,857)	(1,221)	(5,662)
Less: Net income (loss) attributable to the noncontrolling interest	(120)	(198)	(734)	(318)	(1,441)

Net income (loss) attributable to IFMI	$(345)	$(558)	$(2,123)	$(903)	$(4,221)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Six Months Ended
	6/30/15	3/31/15	6/30/14	6/30/15	6/30/14
Basic
Net income (loss) attributable to IFMI	$(345)	$(558)	$(2,123)	$(903)	$(4,221)
Basic shares outstanding	15,229	15,149	15,106	15,189	14,987

Net income (loss) attributable to IFMI per share	$(0.02)	$(0.04)	$(0.14)	$(0.06)	$(0.28)

Fully Diluted
Net income (loss) attributable to IFMI	$(345)	$(558)	$(2,123)	$(903)	$(4,221)
Net income (loss) attributable to the noncontrolling interest	(120)	(198)	(734)	(318)	(1,441)
Net loss (income) attributable to the noncontrolling interest that is not converted	—	—	—	—	—
Adjustment(1)	—	2	(11)	2	(43)

Enterprise net income (loss)	$(465)	$(754)	$(2,868)	$(1,219)	$(5,705)

Basic shares outstanding	15,229	15,149	15,106	15,189	14,987
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324
Additional dilutive shares	—	—	—	—	—

Fully diluted shares outstanding	20,553	20,473	20,430	20,513	20,311

Fully diluted net income (loss) per share	$(0.02)	$(0.04)	$(0.14)	$(0.06)	$(0.28)

Reconciliation of adjusted operating income to operating income (loss) and calculations of per share amounts
Operating income (loss)	$511	$281	$(1,660)	$792	$(3,352)
Noncontrolling interest portion of PrinceRidge operating loss (income)	—	—	—	—	—
Depreciation and amortization	227	234	267	461	598
Impairment of goodwill	—	—	3,121	—	3,121
One-time cash compensation related to former Chairman and former CEO of PrinceRidge
Contribution to a legal settlement
IFMI share of incentive fees included in income from equity method investments			—
Share-based compensation	226	563	241	790	914

Adjusted operating income	$964	$1,078	$1,969	$2,043	$1,281

Fully diluted shares outstanding	20,553	20,473	20,430	20,513	20,311

Adjusted operating income per share	$0.05	$0.05	$0.10	$0.10	$0.06

(1)	An adjustment is included for the following reasons: (a) if the non-controlling interest membership units had been converted at the beginning of the period, the Company would have incurred a higher income tax expense or realized a higher income tax benefit, as applicable; and (b) to adjust the non-controlling interest amount to be consistent with the weighted average share calculation.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2015 (unaudited)	December 31, 2014
Assets
Cash and cash equivalents	$12,878	$12,253
Receivables from brokers, dealers, and clearing agencies	74,727	48,067
Due from related parties	278	552
Other receivables	6,276	9,398
Investments—trading	108,506	126,748
Other investments, at fair value	20,768	28,399
Receivables under resale agreements	172,746	101,675
Goodwill	7,992	7,992
Other assets	6,538	7,434

Total assets	$410,709	$342,518

Liabilities
Payables to brokers, dealer, and clearing agencies	$68,953	$94,444
Due to related parties	51	—
Accounts payable and other liabilities	3,848	5,103
Accrued compensation	1,951	4,054
Trading securities sold, not yet purchased	75,650	48,740
Securities sold under agreements to repurchase	172,717	101,856
Deferred income taxes	3,930	3,888
Debt	28,460	27,939

Total liabilities	355,560	286,024

Temporary Equity
Redeemable noncontrolling interest
Equity
Voting nonconvertible preferred stock	5	5
Common stock	15	15
Additional paid-in capital	75,278	74,604
Accumulated other comprehensive loss	(846)	(772)
Accumulated deficit	(27,129)	(25,617)

Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	—

Total stockholders’ equity	47,323	48,235
Non-controlling interest	7,826	8,259

Total equity	55,149	56,494

Total liabilities and equity	$410,709	$342,518

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets and goodwill, and share-based compensation expense. Depreciation and amortization, impairments of intangible assets and goodwill, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors: Institutional Financial Markets, Inc. Joseph W. Pooler, Jr., 215-701-8952 Executive Vice President and Chief Financial Officer investorrelations@ifmi.com	Media: Joele Frank, Wilkinson Brimmer Katcher James Golden and Joe Berg, 212-355-4449 jgolden@joelefrank.com or jberg@joelefrank.com